Amendment No. 2 to Participation Agreement

This Amendment to the Participation Agreement ("Agreement") by and among Principal Life Insurance Company ("Company"), on behalf of itself and certain of its separate accounts, Princor Financial Services Corporation ("Contracts Distributor"), AllianceBernstein L.P. (formerly Alliance Capital Management L.P.) ("Adviser"), the investment adviser of the AllianceBernstein Variable Products Series Fund, Inc. ("Fund"), and AllianceBernstein Investments, Inc. (formerly AllianceBernstein Investment Research and Management, Inc.) ("Distributor") is made and entered into effective as of May 1, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, the Company, Contracts Distributor, Adviser and Distributor have entered into the Agreement dated as of December 15, 2004, and

WHEREAS, the Company, Contracts Distributor, Adviser and Distributor desire to amend the Agreement as follows:

Should the Fund and the Insurer desire to distribute the prospectuses of the portfolios within the Fund pursuant to Rule 498 of the Securities Act of 1933 ("Rule
498), the roles and responsibilities for complying with Rule 498 and other applicable laws are set forth as follows.

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
The Fund shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses.

3.	The Fund and/or the Adviser/Distributor shall be responsible for compliance with Rule 498(e).

4.
The Adviser and Distributor each represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its Portfolios.

5.
The Adviser and Distributor each agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses, that such web page will contain the current Fund documents required to be posted in compliance with Rule 498.

6.
The Adviser and Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Fund, the Adviser or one of their affiliates.

7.	The Company represents and warrants that it will respond to requests for additional fund docun1ents made by contract owners directly to the Company or one of its affiliates.

8.	Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

9.	The Company represents and warrants that it will comply with the provisions of Rule 498 (c)(l) and (f)(2).

10.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and the Adviser will provide the Company with at least 60 days' advance notice of its intent.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment, as applicable.

12.
The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Fund and the Adviser sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of May 1, 2011

AllianceBernstein L.P.

By: /s/ indecipherable
Name: Emilie Wrapp
Title: Secretary

AllianceBernstein Investments, Inc.

By: /s/ Daniel Notto
Name: Daniel Notto
Title: Assistant Secretary

Principal Life Insurance Company

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director, Product Mgmt

Princor Financial Services Corporation

By: /s/ Mike Beer
Name: Mike Beer
Title: President